Exhibit 10.1

RealNetworks, Inc. Executive MBO Plan - Section 16(b) Executive Officers
OBJECTIVE OF THE PLAN
The objective of the RealNetworks’ Executive MBO Plan is to reward participants for their contribution to the company’s success and ensure market competitiveness as we work to attract and retain high caliber talent. RealNetworks has adopted this plan to reward high performance consistent with our core business objectives. The Executive MBO Plan is administered under RealNetworks’ 2005 Stock Incentive Plan, as amended and restated.
EFFECTIVE DATE
The effective date of the 2020 Executive MBO Plan is January 1, 2020 - December 31, 2020. Payout, if earned, will be made by no later than March 15, 2021.
PLAN METRICS
Total attainment for the target period is based on (i) contribution margin by reportable segment (weighted at 75%), with a requirement that a threshold revenue target be achieved, and (ii) strategic leadership and business objectives (weighted at 25%).
Contribution margin is a non-GAAP measure that we define as operating income (loss) and includes other income (expense) net, but excludes the impact of the following: depreciation and amortization; acquisitions related intangible asset amortization; fair value adjustments to contingent consideration liability; stock-based compensation; restructuring and other charges; and foreign currency gain (loss).
MBO PAYOUT MECHANICS
Any bonuses payable pursuant to the Plan may be payable in the form of cash or fully vested equity, or a combination thereof.
Contribution Margin:

With a focus on maintaining fiscal responsibility, the financial portion of the Plan is funded at $0.50 for every $1.00 of corporate contribution margin overachievement of budget. Individual payouts are calculated as % funded multiplied by individual bonus target multiplied by 75% weighting of financial portion of Plan.
Payouts for contribution margin are dependent upon achieving a minimum of 95% of corporate revenue budget.

TERMS AND CONDITIONS

Executive MBO Plan calculations and payments are completed and made after the end of the plan year with payout timing approximately 30 - 45 days after the close of the plan year. In all circumstances, any payouts that are earned in the plan period will be paid by March 15 of the following year, at the latest.

You must be in an eligible position on the first and last day of the month to participate in the plan for that month.

Salary, eligible position changes and/or transfers from one eligible group to another within a month will be based on status at the beginning of the month. Changes after the first day of the month will be reflected in the next month.

In order to receive a payout from the plan you must be on the company’s payroll as of the last day of the plan year and on the company’s payroll as of the date the award is scheduled to be paid, subject to the following. If your employment terminates due to your total and permanent disability or death, you or your estate, still may, in the discretion of the Compensation Committee be eligible to receive any payout that otherwise was earned.

Notwithstanding any other provision of the plan, the Compensation Committee may, in its sole discretion, increase (other than for an officer), reduce or eliminate a participant’s award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.

The Compensation Committee has all power and discretion to interpret and administer the plan, including (but not limited to) the power to determine who is eligible for the plan and the size of any payouts.

The Compensation Committee may delegate all or any part of its powers under the plan to the company’s chief executive officer or head of human resources, except that such individual may not administer the plan with respect to participants who are executive officers of the company. (For this purpose, an individual will be considered an executive officer of the company if his or her role at the company falls within the definition of “officer” under Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended.)

The Compensation Committee reserves the right to adjust targets/measurements based on acquisition or disposition of businesses/assets.

The Section 162(m) Participants are the company’s chief executive officer, chief financial officer, and any president or executive vice president.